EX-2

                             ACQUISITION AGREEMENT


THIS ACQUISITION AGREEMENT is made this 10th day of September 2002 by and between FREESTAR TECHNOLOGIES, INC., a Nevada corporation ("FSTI"), having its principal place of business at 1140 Avenue of the Americas, 10th Floor New York, NY, and HEROYA INVESTMENTS LIMITED, having its principal place of business at Suite 52 & 53 Victoria House, 26 Main Street, POB 399, Gibraltar ("HEROYA").

                                     RECITALS

WHEREAS, FSTI has substantial processing contracts to process online customers as well as traditional commerce;

WHEREAS, Rahaxi is a wholly owned subsidiary of HEROYA and operates a processor in Finland;

WHEREAS, FSTI desires to purchase Rahaxi from HEROYA but desires additions to Rahaxi's infrastructure to meet the need of FSTI's customers,

WHEREAS, HEROYA desires to sell Rahaxi to FSTI under agreeable terms and considerations.

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                   AGREEMENTS

1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, on the Closing Date, FSTI shall purchase One Hundred percent (100%) of Rahaxi in exchange for Four Million Three Hundred Thousand US Dollars ($4,300,000), which shall be secured with guarantee(s), in the form of an equivalent amount of common stock of FSTI (the "Purchase Price"). The Purchase Price shall be payable within 13 months from the date of closing, per the payment schedule described in Section 2.1

2. Closing. The closing (the "Closing") of the sale and purchase of the Shares shall take place on August 30th, 2002, or at such other date, time or place as may be agreed upon in writing by the parties hereto, but not later than September 10th, 2002 (the" Termination Date"). The date of the Closing is sometimes herein referred to as the "Closing Date.

2.1 Payments, Payment Schedule.

     (a)  The Purchase Price shall be paid as follows:

        i. FSTI shall pay One Hundred and Fifty Thousand US Dollars to HEROYA on the Closing Date against one share of Rahaxi

       ii. FSTI shall make a second payment of One Hundred and Fifty Thousand US Dollars to HEROYA within two months of the Closing Date and receive a additional share of Rahaxi;;

       iii. During the first quarter (which for purposes of the this Section 2.1. a (ii)shall be defined as 105 days from the date of receipt of the second payment), FSTI shall pay to HEROYA Five Hundred Thousand US Dollars and receive three additional shares of Rahaxi.

       iv. During the second quarter, FSTI shall pay to HEROYA Five Hundred Thousand US Dollars and receive four additional shares of Rahaxi.

       v. During the third quarter, FSTI shall pay to HEROYA Five Hundred Thousand US Dollars and receive four additional shares of Rahaxi.

       vi. During the fourth quarter, FSTI shall pay to HEROYA Two Million Five Hundred Thousand US Dollars and receive seventeen shares of Rahaxi

     (b)  FSTI may pay the entire Purchase Price in full at any time.

     (c) Title to the shares of Rahaxi will pass to FSTI simultaneously with each payment as mentioned in Section 2.1. a hereabove.

     (d)  If FSTI fails to remit the final payment mentioned in
Section 2.1. a (vi), FSTI shall forfeit all rights hereunder to acquire the last seventeen shares of Rahaxi but shall retain its property on the other shares acquired pursuant to Section 2.1. a (i)
(ii) (iii) (iv) and (v).

     (e) From the Closing Date until the end of the fourth quarter of the closing Date HEROYA shall receive Ten percent (10%) of the net profits of Rahaxi irrespective of the numbers of shares actually acquired by FSTI.

3. Representations and Warranties of HEROYA. HEROYA hereby represents and warrants to FSTI that:

3.1 Corporate Status. HEROYA is a privately held company and Rahaxi is a One Hundred percent wholly owned subsidiary. The Charter
Documents and bylaws of Rahaxi that have been delivered to FSTI as of the date hereof and are current, correct and complete.

3.2 Authorization. HEROYA has the requisite power and authority to execute and deliver the transaction documents to which it is a party and to perform the transactions performed or to be performed by it. Each transaction Document executed and delivered by HEROYA has been duly executed and delivered by HEROYA and constitutes a valid and binding obligation of HEROYA, enforceable against HEROYA in accordance with its terms.

3.3 Consents and Approvals. Neither the execution and delivery by HEROYA of the Acquisition Agreement to which it is a party, nor the performance of the transactions performed or to be performed by HEROYA, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

3.4 Capitalization. The authorized capital of Rahaxi consists of 30 shares, of which 30 shares have been duly issued and are outstanding as fully paid and non-assessable.

3.5 Financial Statements. HEROYA acknowledges that the books and records listed as per exhibit 1 to this Agreement fairly and correctly set out and disclose in all material respects, the financial position of Rahaxi as at the date hereof, and all material financial transactions of Rahaxi relating to the business have been accurately recorded in such books and records.

3.6 Real Property. Rahaxi has the corporate power to own or lease its property and to carry on its business; it is duly qualified as a corporation to do business and is in good standing with respect thereto in each jurisdiction in which the nature of the business or the property owned or leased by it makes such qualification necessary; and it has or will have on the Closing Date all necessary licenses, permits, authorizations and consents to operate its business in accordance with the terms of its business plan.

3.7 Liabilities. There are no material liabilities of Rahaxi of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which HEROYA or FSTI may become liable on or after the consummation of the transaction contemplated by this agreement, other than liabilities which may be reflected on Rahaxi's Financial Statements, liabilities disclosed or referred to in this agreement or in the Schedules attached hereto, if any, or liabilities incurred in the ordinary course or business and attributable to the period since the date of Rahaxi's Financial Statements, none of which has been materially adverse to the nature of the business, results of operations, assets, financial condition or manner of conducting the business.

3.8 Taxes. Rahaxi has timely filed all Tax Returns required to be filed on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects. Rahaxi has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return, except where the failure to file such return or pay such taxes would not have a Material Adverse Effect. No claim has ever been made by any authority in any jurisdiction where Rahaxi does not file Tax Returns that Rahaxi may be subject to taxation in that jurisdiction.

There are no ongoing examinations or claims against Rahaxi for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received. Rahaxi has not waived or extended the statute of limitations with respect to the collection or assessment of any Tax.

3.9 Legal Proceedings and Compliance with Law. There is no litigation that is pending or, to HEROYA's knowledge, threatened against Rahaxi. To HEROYA's knowledge, there has been no default under any laws applicable to Rahaxi, and HEROYA and/or Rahaxi has not received any notices from any governmental entity regarding any alleged defaults under any Laws. There has been no default with respect to any court order applicable to Rahaxi.

3.11 Contracts. Rahaxi is not a party to or bound by any agreement or guarantee, warranty, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, firm or corporation, or of any products related to the business which is not accurately reflected in Schedule 1 to this agreement.

3.12 Intellectual Property. Rahaxi has good and valid title to and ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for the Rahaxi business and operations (as now conducted and as proposed to be conducted). There are no outstanding options, licenses or agreements of any kind to which Rahaxi is a party or by which it is bound relating to any Intellectual Property, whether owned by Rahaxi or another person. To the Knowledge of HEROYA, the business of Rahaxi as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

3.13 Accuracy of Information. To HEROYA's knowledge, no representation or warranty by HEROYA or Rahaxi in this Acquisition Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

4. Representations and Warranties of FSTI. FSTI hereby represents and warrants to HEROYA as follows:

4.1 Corporate Status. FSTI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and is qualified to do business in any jurisdiction where it is required to be so qualified. The Charter Documents of FSTI that have been delivered to HEROYA as of the date hereof are effective under applicable Laws and are current, correct and complete.

4.2 Authorization. FSTI has the requisite power and authority to own its assets and to carry on its business. FSTI has the requisite power and authority to execute and deliver this Acquisition Agreement to which it is a party and to perform the transactions performed or to be performed by it. Such execution, delivery and performance by FSTI have been duly authorized by all necessary corporate action. Each transaction document executed and delivered by FSTI has been duly executed and delivered by FSTI and constitutes a valid and binding obligation of FSTI, enforceable against FSTI in accordance with its terms.

4.3 Consents and Approvals. Neither the execution and delivery by FSTI of this Acquisition Agreement to which it is a party, nor the performance of the transactions performed or to be performed by FSTI, require any filing, consent or approval, constitute a Default or cause any payment obligation to arise.

4.4 Accuracy of Information. To FSTI's actual knowledge, no representation or warranty by FSTI in this Acquisition Agreement or the Offer to Purchase, and no information contained therein or otherwise delivered by or on behalf of FSTI to any other Party in connection with the transactions contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

4.5 FSTI has good and valid title to the common stock pledged to HEROYA as security for the performance of this Agreement as per
Section 8.2

5.  Covenants of HEROYA.

5.1 Conduct of the Business. Except as contemplated or otherwise consented to by FSTI in writing, from the date of this Agreement and until the Closing Date, HEROYA shall carry on Rahaxi business in the ordinary course. HEROYA shall not amend Rahaxi Charter Documents or bylaws; merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof; split, combine or reclassify its outstanding capital stock; enter into any Contract or otherwise incur any Liability outside the ordinary course of business; discharge or satisfy any Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof; compromise, settle or otherwise adjust any material claim or litigation; make any capital expenditure involving in any individual case more than $5,000; incur any indebtedness for borrowed money or issue any debt securities; declare or pay any dividend or other distribution on its capital stock; materially decrease its working capital; increase the salaries or other compensation payable to any employee, or take any action, or fail to take any reasonable action within its control, as a result of which a material event would be likely to occur. HEROYA shall preserve intact the current business organization of Rahaxi.

5.2 Access to Information. From the date of this Agreement to the Closing Date, HEROYA shall cause Rahaxi to give to FSTI and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to Rahaxi as the FSTI may reasonably request. FSTI shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement and shall otherwise hold such information in confidence until such time as such information otherwise becomes publicly available and will sign and cause its officers, employees, counsels, accountants and other representatives to sign such standard and customary non-disclosure agreements as are reasonably requested by HEROYA.

5.3 No Solicitation. From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 11, without the prior written consent of FSTI, HEROYA and Rahaxi will not, and will not authorize or permit HEROYA Representative to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition Proposal from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If HEROYA receives any such inquiries, offers or proposals shall (a) notify FSTI orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within 48 hour of the receipt thereof, (b) keep FSTI informed of the status and details of any such inquiry, offer or proposal, and (c) give FSTI five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the Assets. Notwithstanding the foregoing, the HEROYA will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require.

5.4 Transfer of title to Rahaxi's shares. HEROYA shall, and shall cause Rahaxi to, take such reasonable steps as may be necessary or appropriate, in the judgment of FSTI, so that FSTI shall be placed in actual possession of the shares of Rahaxi acquired by FSTI pursuant to Section 2.1 of this Agreement

6. Covenants of FSTI. Fulfillment of Closing Conditions. At and prior to the Closing, FSTI shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, it will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereunder, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions

7.  Mutual Covenants.

7.1 Fulfillment of Closing Conditions. At and prior to the Closing, each party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable after the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each party will (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

7.2 Disclosure of Certain Matters. HEROYA on the one hand, and FSTI, on the other hand, shall give FSTI and HEROYA, respectively, prompt notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date (defined below).

7.3 Public Announcements. HEROYA and FSTI shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable law, none of such Parties nor any other Parties shall issue any such press release or make any such public statement without the consent of the other parties hereto.

7.4 Confidentiality. Both FSTI and HEROYA recognize and acknowledge that by reason of their involvement with or employment in the business, they have or will have access to Trade Secrets relating to the business of Rahaxi Both FSTI and HEROYA acknowledge that such Trade Secrets are a valuable and unique asset and covenants that they will not disclose any such Trade Secrets to any Person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by law.

The terms of this Section 7.4 shall apply to FSTI and HEROYA and to any other Person controlled by HEROYA or FSTI and any of their respective affiliates that it or he controls to the same extent as if they were parties hereto, and each such party shall take whatever actions may be necessary to cause any such party or affiliate to adhere to the terms of this Section 7.4.

In the event of any breach or threatened breach by any party of any provision of Section 7.4, both HEROYA and FSTI shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a party under Section 7.4. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages, all of which may be sought only in accordance with the arbitration provisions of this Agreement.

If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or affiliate all copies made by it or its representatives of Confidential Information provided by such other party or affiliate.

8. Conditions Precedent to Obligations of HEROYA. All obligations of HEROYA to consummate the transactions hereunder are subject to the satisfaction prior thereto of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of FSTI contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

8.2 Agreements, Conditions and Covenants. FSTI shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date in particular FSTI shall have transferred to HEROYA and validly pledged in favor of HEROYA common stock of FSTI in an equivalent amount of USD 4'300'000 as security for the performance of FTSI obligations under the present agreement. For the purpose of this
Section 8.2, the equivalent amount shall be assessed on the value of FSTI common stock transferred to HEROYA shall be based on FTSI share price on NASDAQ on the day preceding the Closing Date.

8.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

9. Conditions Precedent to Obligations of FSTI. All obligations of FSTI to consummate the transactions hereunder are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of HEROYA contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. HEROYA shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

9.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

10.  Post-Closing Obligations.

10.1 Employment Agreements. FSTI shall institute a production operation initiative either within a separate company or with Rahaxi, in which FSTI will employ Hans Turitz and Tony Horrell to implement technological changes and secure acquiring banks. Hans Turitz and Tony Horrell employment agreements will substantially be in the form of Schedule 2 to this Agreement.

10.2 Net Profits Commissions. FSTI acknowledges and agrees that HEROYA shall be entitled to receive Thirty percent (30%) of the net profits generated by Rahaxi from volumes introduced and to be introduced by HEROYA in its capacity as agent. FSTI acknowledges that such introductions may encompass traffic from Storms Commerce as discussed to date between said company and the principals of HEROYA. Commissions in both cases shall be calculated and payable monthly. The client already introduced by HEROYA in Rahaxi are listed as per
Schedule 3 to this Agreement.

11. Termination

11.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

     (a)  By mutual written consent of HEROYA and FSTI;

     (b) By HEROYA or FSTI if the Closing shall not have been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

     (c) By HEROYA or FSTI if a court of competent jurisdiction or govern mental, regulatory or administrative agency or commission shall have issued a Court Order (which Court Order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

     (d) By FSTI, if HEROYA shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by HEROYA shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof; and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the FSTI hereunder.

     (e) By HEROYA, if FSTI shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the HEROYA hereunder.

11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, the agreements contained in Section 7.4 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12. General Matters.

Arbitration. All disputes arising out of our in connection with the present agreement, including disputes on its conclusion, binding effect, amendment and termination shall be resolved, to the exclusion of the ordinary courts by a three-person Arbitral Tribunal in accordance with the International Arbitration Rules of the Zurich Chamber of Commerce.

If there are not more than two parties involved in the procedure, each party nominates an arbitrator. The decision of the Arbitral Tribunal shall be final, and the parties waive all challenge of the award in accordance with Art. 192 Private International Law Statute.

12.2 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties with respect to the transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

12.3 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any Person other than HEROYA and FSTI and their respective heirs, legal representatives, successors and permitted assigns. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

12.4 Further Assurances. At and after the Closing, HEROYA and FSTI shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

12.5 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.7 Schedules. Any items listed or described on Schedules, if any, shall be listed or described under a caption that identifies the Sections of this Agreement to which the item relates.

13. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other Party hereto:

If to HEROYA:

Suite 52 & 53 Victoria House
26 Main Street, POB 399, Gibraltar
Attn: Hans Turitz

If to FSTI:

1140 Avenue of the Americas, 10th Floor
New York, NY 10036
Attn: Paul Egan
FAX: 212-869-7999

With copies to:

3900 Birch Street, Suite 113
Newport Beach, CA 92660
Attn:   Marc R. Tow, Esq.
FAX: 949-975-0547

14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Switzerland without regard to its provisions concerning conflict of laws.

IN WITNESS WHEREOF, this Acquisition Agreement has been executed by the parties hereto as of the day and year first written above.

AGREED TO:                                  AGREED TO:

FREESTAR TECHNOLOGIES, INC.                 HEROYA INVESTMENTS LIMITED


By:/s/  Paul Egan                           By:/s/  Hans Turitz
Paul Egan                                   Hans Turitz
President                                   Authorized Representative

                                 List of Schedules

Schedule 1:  books and records of Rahaxi
Schedule 2:  draft employment agreements with Hans Turitz and Tony Horrell
Schedule 3:  list of clients introduced to Rahaxi by HEROYA.